Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SUMO LOGIC, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Sumo Logic, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Sumo Logic, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 29, 2010 under the name Sumo Logic, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Sumo Logic, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.

1. The total number of shares that this corporation is authorized to issue is 177,900,943. The total number of shares of common stock authorized to be issued is 112,000,000, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 65,900,943, par value $0.0001 per share (the “Preferred Stock”), of which 11,100,000 shares are designated as “Series A Preferred Stock”, 7,824,800 shares are designated as “Series B Preferred Stock”, 8,918,481 shares are designated as “Series C Preferred Stock”, 5,309,026 shares are designated as “Series D Preferred Stock”, 11,448,636 shares are designated as “Series E Preferred Stock”, 10,000,000 shares are designated as “Series F Preferred Stock”, and 11,300,000 shares are designated as “Series G Preferred Stock”.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. Any amounts to be so paid for which assets are not legally available shall be paid promptly as assets become legally available therefor. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.03 per annum for each share of Series A Preferred Stock, $0.1125 per annum for each share of Series B Preferred Stock, $0.20183 per annum for each share of Series C Preferred Stock, $0.33905 per annum for each share of Series D Preferred Stock, $0.42029 per annum for each share of Series E Preferred Stock, $0.4846 per annum for each share of Series F Preferred Stock, and $0.6609 per annum for each share of Series G Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock pro rata, on an equal priority, pad passu basis, in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series G Preferred Stock, Series F Preferred Stock and Series E Preferred Stock shall be entitled to receive out of the assets of this corporation available for distribution to its stockholders (the “Proceeds”), on a pro-rata basis and prior and in preference to any distribution of the Proceeds to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock (collectively, the “Junior Preferred Stock”) and Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series G Preferred Original Issue Price (as defined below) for such share of Series G Preferred Stock, plus declared but unpaid dividends on such share, an amount per share equal to the sum of the Series F Preferred Original Issue Price (as defined below) for such share of Series F Preferred Stock, plus declared but unpaid dividends on such share and an amount per share equal to the sum of the Series E Preferred Original Issue Price (as defined below) for such share of Series E Preferred Stock, plus declared but unpaid dividends on such share, respectively. If, upon the occurrence of such event, the Proceeds legally available for distribution to this corporation’s stockholders shall be insufficient to pay to holders of Series G Preferred Stock, Series F Preferred Stock and Series E Preferred Stock the full aforesaid preferential amounts to which they shall be entitled under this subsection (a), then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series G Preferred Stock, Series F Preferred Stock and Series E Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Restated Certificate of Incorporation, “Series G Preferred Original Issue Price” shall mean $11.0153 per share for each share of Series G Preferred Stock, “Series F Preferred Original Issue Price” shall mean $8.07738 per share for each share of Series F Preferred Stock and “Series E Preferred Original Issue Price” shall mean $7.00485 per share for each share of Series E Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b) Upon the completion of the distribution required by subsection (a) of this Section 2, the holders of the Junior Preferred Stock shall be entitled to receive out of the Proceeds, on a pari passu basis and prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Junior Preferred Stock Original Issue Price (as defined below) for such share of Junior Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event and after all amounts required to be paid to the holders of shares of Series F Preferred Stock and Series E Preferred Stock pursuant to subsection (a) of this Section 2 have been paid in full, the Proceeds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Junior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b). For purposes of this Restated Certificate of Incorporation, “Junior Preferred Original Issue Price” shall mean $0.50 per share for each share of Series A Preferred Stock, $1.875 per share for each share of Series B Preferred Stock, $3.3638 per share for each share of Series C Preferred Stock and $5.650751 per share for each share of Series D Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock). The Series G Preferred Original Issue Price, Series F Preferred Original Issue Price, Series E Preferred Original Issue Price and each Junior Preferred Original Issue Price are each referred to herein as an “Original Issue Price.”

(c) Upon the completion of the distribution required by subsections (a) and (b) of this Section 2, the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Junior Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock) until, with respect to each series of Junior Preferred Stock, such holders shall have received the applicable Participation Cap (as defined below); thereafter, if Proceeds remain, the holders of the Common Stock of this corporation shall receive all of the remaining Proceeds pro rata based on the number of shares of Common Stock held by each such holder. For purposes of this Restated Certificate of Incorporation, “Participation Cap” shall mean $1.00 per share for each share of the Series A Preferred Stock, $3.75 per share for each share of Series B Preferred Stock, $6.7276 per share for each share of Series C Preferred Stock, and $11.301502 per share for each share of Series D Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock), which includes amounts paid pursuant to (i) subsection (b) of this Section 2 and (ii) Section 1 hereof

(d) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event pursuant to this Section 2, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock (as determined before the payment of any earn-outs or other contingent payments and the release of any escrow or holdback proceeds to the stockholders of this corporation). If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this subsection (d), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(e) (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all the assets of this corporation and its subsidiaries taken as a whole or the exclusive license of all or substantially all of the intellectual property of this corporation and its subsidiaries taken as a whole, in any transaction or series of related transactions, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity in substantially the same proportions, and having substantially the same rights, preferences, privileges and restrictions as those shares of capital stock that existed immediately prior to such merger or consolidation), (C) the closing of the transfer (whether by merger, consolidation, stock acquisition or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Series F Preferred Stock in a bona fide financing transaction for cash shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided that such a waiver with respect to the Series C Preferred Stock shall require the consent or vote of the holders of 60% of the outstanding shares of Series C Preferred Stock; provided further, that such a waiver with respect to the Series G Preferred Stock shall require the consent or vote of the holders of a majority of the outstanding shares of Series G Preferred Stock which such holders shall include Battery for so long as Battery and its affiliates continue to hold the Battery Requisite Shares (each such undefined term as defined below).

(ii) In any Liquidation Event, if any portion of the Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of this corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of this corporation and the holders of a majority of the voting power of all then outstanding shares of such Preferred Stock.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the Board of Directors and the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(f) This corporation shall not have the power to effect any Liquidation Event unless the definitive agreement governing such Liquidation Event (the “Transaction Agreement”) provides that the consideration payable to this corporation or the stockholders of this corporation shall be allocated or distributed among the holders of capital stock of this corporation in accordance with this Section 2.

(g) In the event of a Liquidation Event, if any portion of the consideration payable to this corporation or the stockholders of this corporation is placed into escrow and/or is payable to this corporation or the stockholders of this corporation subject to contingencies, then (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be distributed to or allocated among the holders of capital stock of this corporation in accordance with subsections 2(a) and 2(b) as if the Initial Consideration were the only consideration payable in connection with such deemed Liquidation Event and (b) any additional consideration that becomes payable to this corporation or the stockholders of this corporation upon release from escrow or satisfaction of contingencies shall be distributed to or allocated among the holders of capital stock of this corporation in accordance with subsections 2(a) and 2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction (and, if applicable, the Transaction Agreement shall provide for the foregoing treatment and allocations). For the sake of clarity, any amounts placed in escrow or heldback to cover indemnification claims or similar obligations in connection with such a Liquidation Event shall be deemed to be subject to “contingencies” for the purpose of this paragraph and shall not be deemed to have been paid at the initial closing of the Liquidation Event for the purposes of this paragraph.

3. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof or at the option of the corporation.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series of Preferred Stock by the applicable Conversion Price for such series of Preferred Stock (as it relates to each series of Preferred Stock, the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsections 4(d) or 4(h) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $65,000,000 in the aggregate and if the IPO Valuation (as defined below) is greater than or equal to $400,000,000 (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that (I) if such automatic conversion is in connection with a Liquidation Event in which the proceeds to which the holders of Series C Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series C Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series C Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, the Series C Preferred Stock shall not be so converted unless the holders of at least sixty percent (60%) of the outstanding shares of Series C Preferred Stock, voting as a separate class, shall have approved such conversion, (2) if such automatic conversion is in connection with a Liquidation Event in which the proceeds to which the holders of Series D Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series D Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series D Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, the Series D Preferred Stock shall not be so converted unless the holders of at least sixty-six percent (66%) of the outstanding shares of Series D Preferred Stock, voting as a separate class, shall have approved such conversion, (3) if such automatic conversion is in connection with a Liquidation Event in which the proceeds to which the holders of Series E Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series E Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series E Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, the Series E Preferred Stock shall not be so converted unless the holders of at least sixty-six percent (66%) of the outstanding shares of Series E Preferred Stock, voting as a separate class, shall have approved such conversion, which such holders shall include DFJ Growth 2013, L.P. (“DM) for so long as DFJ and its affiliates continue to hold at least 1,000,000 shares of Series E Preferred Stock (the “DFJ Requisite Shares”) and Institutional Venture Partners XV, L.P. (“IVP”) for so long as IVP and its affiliates continue to hold at least 1,000,000 shares of Series E Preferred Stock (the “IVP Requisite Shares”), (4) if such automatic conversion is in connection with a Liquidation Event in which the proceeds to which the holders of Series F Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series F Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series F Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, the Series F Preferred Stock shall not be so converted unless the holders of at least sixty-six percent (66%) of the outstanding shares of Series F Preferred Stock, voting as a separate class, shall have approved such conversion, which such holders shall include Sapphire Ventures Fund II, L.P. (“Sapphire”) for so long as Sapphire and its affiliates continue to hold at least 1,000,000 shares of Series F Preferred Stock (the “Sapphire Requisite Shares”), and (5) if such automatic conversion is in connection with a Liquidation Event in which the proceeds to which the holders of Series G Preferred Stock would be entitled pursuant to Section 2 hereof in respect of their shares of Series G Preferred Stock would be greater than the proceeds such holders would receive if all such shares of Series G Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, the Series G Preferred Stock shall not be so converted unless the holders of a majority of the outstanding shares of Series G Preferred Stock, voting as a separate class, shall have approved such conversion, which such holders shall include Battery Ventures XII, L.P. (“Battery”) for so long as Battery and its affiliates continue to hold at least 1,000,000 shares of Series G Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) (the “Battery Requisite Shares”). For purposes of this subsection (b), “IPO Valuation” shall be defined as the product of (x) the midpoint of the initial public offering price range, as set forth on the preliminary prospectus for the offering, multiplied by (y) the number of outstanding shares of this corporation’s capital stock immediately prior to the closing of the offering (assuming the exercise or conversion of all exercisable or convertible securities then outstanding, but expressly excluding the shares to be sold in the offering).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants or other rights to purchase or acquire Preferred Stock, conversion) of outstanding warrants or other rights to purchase or otherwise acquire Common Stock or

Preferred Stock. Shares described in (1) through (4) above shall be included in the definition of “Common Stock Outstanding” whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received or receivable by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received or receivable by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, received or receivable by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Shares of Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors;

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which issuance is approved by the Board of Directors;

(F) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G) Common Stock issued upon conversion of the Preferred Stock;

(H) Shares of Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors and is primarily for non-equity financing purposes;

(I) Common Stock issued to in connection with joint ventures, development projects or similar strategic transactions, provided such issuances are approved by the Board of Directors and are primarily for non-equity financing purposes; and

(J) Common Stock issued upon conversion of the Preferred Stock.

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its own expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h) Conversion Price Adjustments for Certain Public Offerings. In the event of a Qualified Public Offering or other public offering in which the Series G Preferred Stock converts into Common Stock (each, a “Qualifying Offering”) and where the IPO Price (as defined below) is less than the Conversion Price then in effect for the Series G Preferred Stock, the Conversion Price for the Series G Preferred Stock shall, immediately prior to the closing of such Qualifying Offering, be automatically adjusted downward to a conversion price per share equal to the IPO Price (as adjusted for any stock dividends, combinations, splits, recapitalizations or the like with respect to such shares) (an “Offering Adjustment”). Any Offering Adjustment to the Conversion Price under this Section 4(h) shall occur effective as of immediately prior to any conversion of the Series G Preferred Stock into Common Stock in connection with such Qualifying Offering and shall be in lieu of any adjustment to the Conversion Price provided for under Section 4(d)(i) hereof and, for the avoidance of doubt, the carve-out to the definition of “Additional Stock” set forth in Section 4(d)(ii)(C) shall apply to any Offering Adjustment required under this Section 4(h). Notwithstanding the foregoing, in lieu of issuing the additional shares of Common Stock that would have otherwise been issued upon conversion of the Series G Preferred Stock as a result of an Offering Adjustment (“Offering Adjustment Shares”), this corporation shall have the option, exercisable in its sole discretion by providing written notice to the holders of Series G Preferred Stock at least ten (10) days prior to prior to the closing of a Qualifying Offering, to make a cash payment to each holder of Series G Preferred Stock in an amount equal to the product of (A) the aggregate number of Offering Adjustment Shares that would have otherwise be issued to such holder and (B) the IPO Price. Any such payment shall be made by this corporation to the holders of Series G Preferred Stock within thirty (30) days following the closing of the Qualifying Offering. For purposes of this subsection (h), the “IPO Price” means the price per share to the public of the Common Stock sold in the Qualifying Offering, as set forth in the final prospectus for the Qualifying Offering filed with the Securities and Exchange Commission.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(k) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, only by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock (voting as a separate class); provided that such a waiver with respect to (v) the Series C Preferred Stock shall require the consent or affirmative vote of the holders of at least sixty percent (60%) of the outstanding shares of Series C Preferred Stock, (w) the Series D Preferred Stock shall require the consent or affirmative vote of the holders of at least sixty-six percent (66%) of the outstanding shares of Series D Preferred Stock, (x) the Series E Preferred Stock shall require the consent or affirmative vote of the holders of at least sixty-six percent

(66%) of the outstanding shares of Series E Preferred Stock, (y) the Series F Preferred Stock shall require the consent or affirmative vote of the holders of at least sixty-six percent (66%) of the outstanding shares of Series F Preferred Stock, and (z) the Series G Preferred Stock shall require the consent or affirmative vote of the holders of at least fifty-three percent (53%) of the outstanding shares of Series G Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as at least 2,000,000 shares of Series A Preferred Stock remain outstanding, the holders of such shares of Series A Preferred Stock shall be entitled to elect one (I) director of this corporation at any election of directors (the “Series A Director”). The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this corporation at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions.

(a) So long as any shares of Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(i) consummate a merger, sale of a significant portion of the assets of the corporation, recapitalization, reorganization, liquidation or dissolution of the corporation or any Liquidation Event;

(ii) amend, alter, waive or repeal any provision of this corporation’s Certificate of Incorporation (including by filing a Certificate of Designation) or Bylaws;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;

(iv) authorize or issue or obligate itself to issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Series G Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock, at a per share price equal to the lower of cost or the then fair market value for such shares, from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(vi) change the authorized number of directors of this corporation or amend Section 5(b) hereof;

(vii) pay or declare any dividend on any shares of capital stock of the corporation other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock;

(viii) enter into (or cause or permit any subsidiary to enter into) any line of business which is not primarily related to the business of this corporation as conducted as of the date of this Restated Certificate of Incorporation;

(ix) grant (or cause or permit any subsidiary to grant) an exclusive license of any material intellectual property rights; or

(x) acquire (or cause or permit any subsidiary to acquire) all or substantially all of the property, assets, intellectual property or stock of any other corporation or entity.

(b) So long as any shares of Series B Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock:

(i) amend, alter, waive or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences or special rights of the shares of Series B Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series B Preferred Stock.

(c) So long as any shares of Series C Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of 60% of the then outstanding shares of Series C Preferred Stock:

(i) amend, alter, waive or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences or rights of the shares of Series C Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series C Preferred Stock.

(d) So long as any shares of Series D Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six percent (66%) of the then outstanding shares of Series D Preferred Stock:

(i) amend, alter, waive or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences or rights of the shares of Series D Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series D Preferred Stock.

(e) So long as any shares of Series E Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six percent (66%) of the then outstanding shares of Series E Preferred Stock, which such holders shall include (i) DFJ for so long as DFJ and its affiliates continue to hold the DFJ Requisite Shares and (ii) IVP for so long as IVP and its affiliates continue to hold the IVP Requisite Shares:

(i) amend, alter, waive or repeal any provision of this corporation’s Certificate of Incorporation (including by filing a Certificate of Designation) or Bylaws so as to adversely alter or change the powers, preferences or rights of the shares of Series E Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series E Preferred Stock.

(f) So long as any shares of Series F Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six percent (66%) of the then outstanding shares of Series F Preferred Stock which such holders shall include Sapphire for so long as Sapphire and its affiliates continue to hold the Sapphire Requisite Shares:

(i) amend, alter, waive or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences or rights of the shares of Series F Preferred Stock; or

(ii) increase or decrease the total number of authorized shares of Series F Preferred Stock.

(g) So long as any shares of Series G Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series G Preferred Stock which such holders shall include Battery for so long as Battery and its affiliates continue to hold the Battery Requisite Shares: amend, alter, waive or repeal any provision of this corporation’s Certificate of Incorporation or Bylaws so as to adversely alter or change the powers, preferences or rights of the shares of Series G Preferred Stock; or

(i) increase or decrease the total number of authorized shares of Series G Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof

3. Redemption. The Common Stock is not redeemable at the option of the holder thereof or at the option of the corporation.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation, subject to the stockholder protective provisions set forth in Article IV(B), Section 6(a) above.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII

To the extent that this corporation is subject to Section 2115 of the California Corporations Code, in connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California

Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of April 2019.

/s/ Ramin Sayar
Ramin Sayar, Chief Executive Officer

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

SUMO LOGIC, INC.

Sumo Logic, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.    The name of the Corporation is Sumo Logic, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 29, 2020.

2.    This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

3.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends and restates the provisions paragraph (A) of Article VI of the Corporation’s Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.

1.    The total number of shares that this corporation is authorized to issue is 187,900,943. The total number of shares of common stock authorized to be issued is 122,000,000, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 65,900,943, par value $0.0001 per share (the “Preferred Stock”), of which 11,100,000 shares are designated as “Series A Preferred Stock”, 7,824,800 shares are designated as “Series B Preferred Stock”, 8,918,481 shares are designated as “Series C Preferred Stock”, 5,309,026 shares are designated as “Series D Preferred Stock”, 11,448,636 shares are designated as “Series E Preferred Stock”, 10,000,000 shares are designated as “Series F Preferred Stock”, and 11,300,000 shares are designated as “Series G Preferred Stock”.

IN WITNESS WHEREOF, Sumo Logic, Inc. has caused this Certificate of Amendment to be signed by Ramin Sayar, a duly authorized officer of the Corporation, on 11/26/2019.

/s/ Ramin Sayar
Ramin Sayar
Chief Executive Officer